Exhibit 99.1

News Release

Contact:	Chris Ripley, Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2014 FINANCIAL RESULTS

•                  REPORTS $0.98 DILUTED EARNINGS PER SHARE

•                  DECLARES $0.165 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 18, 2015) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and twelve months ended December 31, 2014.

“We are excited to report record-breaking results for our key financial metrics for 2014,” commented David Smith, President and CEO of Sinclair, “driven by growth from our acquisitions, political advertising, retransmission consent fees and our digital platform. From that, we returned $194 million to our shareholders in the form of opportunistic share buybacks and dividends, which we increased 10% during the year.  In addition, during 2014 we closed on $1.3 billion of net acquisitions, including the $1 billion acquisition of Allbritton Communications.  We also launched several initiatives during the year, including American Sports Network and ONE Media, which is building the Next Generation Broadcast Platform.  Looking ahead to 2015, our focus will continue to be on expanding our original content offerings, developing our distribution platforms, and driving audience share.”

Three Months Ended December 31, 2014 Financial Results:

•                  Total revenues increased 43.5% to $613.8 million, versus $427.7 million in the prior year period.

•                  Operating income was $208.9 million, an increase of 102.4%, which includes a net gain on asset dispositions of $37.8 million, versus operating income of $103.2 million in the prior year period.

•                  Net income attributable to the Company was $95.4 million, which includes the net gain on asset dispositions and a loss on extinguishment of debt of $14.6 million, versus net income of $2.3 million in the prior year period.

•                  Diluted earnings per common share were $0.98 as compared to $0.02 in the prior year period.  Excluding the loss on extinguishment of debt and the net gain on asset dispositions, diluted earnings per common share would have been $0.84 for the fourth quarter of 2014.

Year Ended December 31, 2014 Financial Results:

•                  Total revenues increased 45.0% to $1.977 billion, versus $1.363 billion in the prior year period.

•                  Operating income was $494.7 million, an increase of 52.7%, which includes a net gain on asset dispositions of $37.2 million, versus operating income of $324.0 million in the prior year period.

•                  Net income attributable to the Company was $212.3 million, which includes the net gain on asset dispositions and a loss on extinguishment of debt of $14.6 million, versus net income of $73.5 million in the prior year period.

•                  Diluted earnings per common share were $2.17 as compared to $0.78 in the prior year period. Excluding the loss on extinguishment of debt and the net gain on asset dispositions, diluted earnings per common share would have been $2.03 for the year ended December 31, 2014.

Three Months Ended December 31, 2014 Operating Highlights:

•      Net broadcast revenues increased 45.6% to $556.6 million versus $382.3 million in the fourth quarter of 2013.

•                  Political revenues were $80.3 million versus $6.7 million in the fourth quarter of 2013.

•                  Excluding political revenues, net broadcast revenues increased 26.8% versus the fourth quarter of 2013.

•                  Revenues from our digital offerings increased 70.7% in the fourth quarter.  Our web and mobile platforms had over 35 million unique visitors during the month of December, in addition to almost eight million social media fans and followers.

Recent Corporate Developments:

Station Transactions:

•                  On November 1, the Company closed on the previously announced purchase of the non-license assets of 8 stations in 3 markets from New Age Media (“New Age”).

•                  On November 1, the Company closed on the previously announced purchase of the non-license assets of KSNV-TV (NBC) in Las Vegas, NV from Intermountain West.

•                  On December 19, the Company closed on the acquisition of 4 stations in 3 markets from Media General, Inc. (“Media General) and the sale of 3 stations in 2 markets to Media General.

Original Content:

•                  In November, the American Sports Network (“ASN”) entered into an agreement with the Atlantic 10 Conference (“A-10”) to provide supplemental national television coverage of A-10 basketball this season.  ASN has agreements with 11 NCAA Division I conferences and is carried in up to 93 million households, including syndicated homes.

•                  During the fourth quarter, we expanded news operations in El Paso, TX, Traverse City, MI and Steubenville, OH and continue to be the largest producer of local news content in the country, producing over 2,100 hours of local news per week.

Spectrum Opportunities:

•                  In November, ONE Media announced that it completed its first system test of its Next Generation Broadcast Platform with outstanding results in transmitting fixed, mobile and data services to set-top and tablet devices.  Over-the-air testing of the ONE Media system commenced at the newly commissioned Austin, TX transmission facility at the end of 2014.  In conjunction with this and lab facilities, ONE Media is working with industry recognized vendors and service providers to develop a diversity of products and services for a robust support ecosystem.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $17.7 million in cash and cash equivalents, was $3,911.0 million at December 31, 2014 versus net debt of $3,688.5 million at September 30, 2014.

•                  As of December 31, 2014, 69.6 million class A common shares and 25.9 million class B common shares were outstanding, for a total of 95.5 million common shares outstanding.

•                  In the fourth quarter, the Company repurchased $24.7 million or 1.0 million shares of its common stock.  For 2014, the Company repurchased a total of $133.2 million or 4.9 million shares.  At the end of 2014, there was $134.4 million of remaining buyback authorization.

•                  In December 2014, the Company paid a $0.165 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the fourth quarter of 2014 were $23.3 million and $81.5 million for the year.

•                  Program contract payments were $24.2 million in the fourth quarter of 2014 and $93.7 million for the year.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:

The following acquisitions closed during 2014 and, therefore, the results of these acquired stations were not included in the corresponding 2014 periods, pre-acquisition: the Allbritton stations (August 1, 2014), the Macon station (September 1, 2014), the New Age stations (November 1, 2014), KSNV in Las Vegas (November 1, 2014), and the Media General station swaps (December 19, 2014).

“We feel optimistic going into 2015 with first quarter core advertising revenues pacing flat to slightly up when excluding Super Bowl, Olympic and incremental political revenues,” commented David Amy, Executive Vice President and Chief Operating Officer.  “Transition of the stations acquired in 2014 has been nearly seamless.  Likewise, we successfully completed negotiations for new retransmission consent agreements with over 490 multichannel video programming distributors, including U-verse, FiOS, Armstrong Utilities, Atlantic Broadband, CableOne, CenturyLink, Wave Broadband and Wide Open West.  The new retransmission consent agreements provided uninterrupted carriage of our stations to over 6.3 million unique subscribers, representing over 99.9% of subscribers covered by the expiring agreements.  For 2015, we will be focused on launching our new digital content management system, expanding local and national news initiatives, as well as reaching consensus on the advanced technology of the Next Generation Broadcast Platform.”

The Company currently expects to achieve the following results for the three months ending March 31, 2015 and year ending December 31, 2015:

First Quarter 2015

•                  Net broadcast revenues, before barter, are expected to be approximately $457.0 million to $461.2 million, up 22.2% to 23.3% year-over-year.  Embedded in these anticipated results are:

•                  $1.6 million in political revenues as compared to $6.1 million in the first quarter of 2014.

•                  $1.7 million in Super Bowl revenues on our NBC affiliates versus $7.0 million on our FOX affiliates last year.

•                  The absence of $3.7 million of winter Olympic revenue generated in the first quarter of 2014.

•                  Barter and trade revenue are expected to be approximately $27.0 million in first quarter 2015.

•                  Barter expense is expected to be approximately $23.0 million.  Trade expense is included in television expenses (defined below).

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense of $4.0 million, are expected to be approximately $284.0 million.  Included in this amount are full year production expenses for ASN versus part year in 2014, the launch of our digital content management system, as well as the cost in order to ensure compliance with enhanced FCC closed captioning requirements.

•                  Stock-based compensation expense is expected to be $1.5 million.

•                  Program contract amortization expenses are expected to be approximately $30.5 million.

•                  Program contract payments are expected to be approximately $28.2 million.

•                  Corporate overhead is expected to be approximately $23.7 million, including one-time expenses related to the development of the Next Generation Broadcast Platform and $5.6 million of stock-based compensation.

•                  Other operating division revenues less other operating division expenses are expected to be $4.1 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $26.4 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $39.1 million.

•                  Net interest expense is expected to be approximately $46.6 million, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  Cash taxes paid are expected to be approximately $16.7 million, based on the assumptions discussed in this “Outlook” section.  The Company’s effective tax rate is expected to be approximately 33.8%.

•                  Capital expenditures are expected to be approximately $26.5 million.

Full Year 2015

•                  Barter and trade revenue is expected to be approximately $129.0 million.

•                  Barter expense is expected to be approximately $113.0 million.

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense of $16.0 million, are expected to be approximately $1,158.0 million.  Included in this amount are the additional costs related to ASN, the launch of the digital content management system, news expansions and the closed captioning requirement.

•                  Stock-based compensation expense is expected to be $5.8 million.

•                  Program contract amortization expense is expected to be approximately $116.6 million.

•                  Program contract payments are expected to be approximately $108.3 million.

•                  Corporate overhead is expected to be approximately $74.3 million, including the ONE Media Next Generation Broadcast Platform development costs of $18.0 million.

•                  Stock-based compensation expense is expected to be approximately $8.8 million.

•                  Other operating division revenues less other operating division expenses are expected to be $20.0 million to $23.0 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $103.6 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $156.9 million.

•                  Net interest expense is expected to be approximately $186.7 million (approximately $177.8 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company’s effective tax rate is expected to be approximately 33.6%.

•                  Capital expenditures are expected to be $88.7 million, which assumes investments in HD news, building consolidation projects, and ASN capital requirements.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market, which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2014 results on Wednesday, February 18, 2015, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair Broadcast Group, Inc. is the largest and one of the most diversified television broadcasting companies with affiliations with all the major networks.  Sinclair’s television group reaches approximately 37.5% of U.S. television households in 79 markets, and includes 376 channels, pro forma for pending transactions.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
REVENUES:
Station broadcast revenues, net of agency commissions	$556,638	$382,281	$1,782,726	$1,217,504
Revenues realized from station barter arrangements	36,419	27,750	122,262	88,680
Other operating divisions revenues	20,761	17,684	71,570	56,947
Total revenues	613,818	427,715	1,976,558	1,363,131
OPERATING EXPENSES:
Station production expenses	165,408	120,038	577,013	385,104
Station selling, general and administrative expenses	108,783	78,382	370,606	249,732
Expenses recognized from station barter arrangements	31,947	23,871	107,716	77,349
Amortization of program contract costs and net realizable value adjustments	30,492	24,179	106,629	80,925
Other operating divisions expenses	17,206	14,758	58,903	48,109
Depreciation of property and equipment	28,319	23,446	103,291	70,554
Corporate general and administrative expenses	19,184	14,320	69,413	53,126
Amortization of definite-lived intangible and other assets	41,301	22,093	125,496	70,820
Loss (gain) on asset dispositions	(37,771)	3,392	(37,160)	3,392
Total operating expenses	404,869	324,479	1,481,907	1,039,111
Operating income	208,949	103,236	494,651	324,020
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(47,253)	(39,908)	(174,862)	(162,937)
Loss from extinguishment of debt	(14,553)	(42,138)	(14,553)	(58,421)
(Loss) income from equity and cost method investments	(455)	506	2,313	621
Gain on insurance settlement	335	62	805	199
Other income, net	2,080	736	4,193	2,026
Total other expense	(59,846)	(80,742)	(182,104)	(218,512)
Income from continuing operations before income taxes	149,103	22,494	312,547	105,508
INCOME TAX PROVISION	(52,014)	(18,257)	(97,432)	(41,249)
Income from continuing operations	97,089	4,237	215,115	64,259
DISCONTINUED OPERATIONS:
Income from discontinued operations, includes income tax benefit of $0, $6,107, $0 and $10,806, respectively	—	—	—	11,558
NET INCOME	97,089	4,237	215,115	75,817
Net income attributable to the noncontrolling interests	(1,644)	(1,934)	(2,836)	(2,349)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$95,445	$2,303	$212,279	$73,468
Dividends declared per share	$0.165	$0.15	$0.63	$0.60

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.99	$0.02	$2.19	$0.66
Basic earnings per share from discontinued operations	$—	$—	$—	$0.12
Basic earnings per share	$0.99	$0.02	$2.19	$0.79
Diluted earnings per share from continuing operations	$0.98	$0.02	$2.17	$0.66
Diluted earnings per share from discontinued operations	$—	$—	$—	$0.12
Diluted earnings per share	$0.98	$0.02	$2.17	$0.78
Weighted average common shares outstanding	96,422	99,802	97,114	93,207
Weighted average common and common equivalent shares outstanding	97,133	100,654	97,819	93,845

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$95,445	$2,303	$212,279	$61,910
Income from discontinued operations, net of tax	—	—	—	11,558
Net income	$95,445	$2,303	$212,279	$73,468

###